UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 26, 2012

ProUroCare Medical Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	952-476-9093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into Material Definitive Agreements

On September 27, 2012, the Company amended the maturity date of a $300,000 convertible subordinated promissory note with an individual investor. Pursuant to an extension agreement with the lender, the Company agreed to reduce the conversion price of the note from $1.30 per share to $1.00 per share in consideration for a one year extension of the promissory note’s maturity date. The amended note matures on August 8, 2013.

On the same date, the Company amended the maturity date of a $65,698 unsecured convertible promissory note with a limited partnership. Pursuant to an extension agreement with the lender, the Company agreed to reduce the conversion price of the note from $1.30 per share to $1.00 per share in consideration for a one year extension of the promissory note’s maturity date. The amended note matures on August 10, 2013.

The disclosure under Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

On September 26, 2012, ProUroCare Medical Inc. (the “Company”) borrowed $150,000 pursuant to a secured promissory note issued in favor of Jeanne Rudelius. The note matures on December 26, 2012, and is secured by a subordinated security interest in all Company assets. In lieu of interest or any other consideration, the Company issued 30,000 shares of its common stock to the lender.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment No1 to Promissory Note issued in favor of Jack Petersen, effective September 27, 2012 (filed herewith).

10.2	Amendment No1 to Promissory Note issued in favor of Maslon, Edelman, Borman & Brand, LLP, effective September 27, 2012 (filed herewith).

10.3	Promissory Note dated September 27, 2012 issued in favor of Jeanne Rudelius (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

October 2, 2012	By:	/s/Richard C. Carlson
Richard C. Carlson
Chief Executive Officer